                               AGREEMENT OF MERGER
                                       OF
                           FRACTAL DESIGN CORPORATION
                         FRACTAL ACQUISITION CORPORATION
                                       AND
                                 RAY DREAM, INC.

     This Agreement of Merger, is made and entered into on May 24, 1996 ("Merger Agreement"), by and among Fractal Acquisition Corporation ("Merger Sub"), a California corporation and a wholly owned subsidiary of Fractal Design Corporation, a California corporation ("Acquiror"), Acquiror and Ray Dream, Inc., a California corporation ("Target" or the "Surviving Corporation").

                                    RECITALS

     A. Acquiror, Merger Sub and Target have entered into an Agreement and Plan of Reorganization dated as of February 17, 1996 (the "Agreement and Plan of Reorganization") providing for certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

     B. The Boards of Directors of Target, Acquiror and Merger Sub deem it advisable and in their mutual best interests and in the best interests of the shareholders of Target and Merger Sub, respectively, that Target be acquired by Acquiror through a merger ("Merger") of Merger Sub with and into Target, pursuant to the California Corporations Code (the "California Law").

     C. The Boards of Directors of Acquiror, Merger Sub and Target and the shareholders of Acquiror or Merger Sub and Target have approved the Merger.

                                   AGREEMENTS

     The parties hereto hereby agree as follows:

     1. Merger Sub shall be merged with and into Target, and Target shall be the surviving corporation.

     2. The Merger shall become effective at such time (the "Effective Time" of the Merger) as this Merger Agreement and the officers' certificates of Merger Sub and Target are filed with the Secretary of State of the State of California pursuant to Section 1103 of the California Law.



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     3.   At the Effective Time, each share of Common Stock of Target ("Target
Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 8 and shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons are entitled to exercise dissenters' rights in accordance with Chapter 13 of California Law ("Dissenting Shares")) (collectively, the "Exchangeable Shares") shall be converted and exchanged for such number of shares of Common Stock of Acquiror ("Acquiror Common Stock") as is determined by a ratio (the "Exchange Ratio"), the numerator of which is 3,250,000 and the denominator of which is equal to the sum of (i) the number of shares of Target Common Stock outstanding plus (ii) the number of shares of Target Common Stock exercisable as of the Effective Time pursuant to the terms of all outstanding stock options of Target.

     4. Any Dissenting Shares shall not be converted into Acquiror Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the law of the State of California. If after the Effective Time of the Merger any Dissenting Shares shall lose their status as Dissenting Shares, then as of the occurrence of the event which causes the loss of such status, such shares shall be converted into Acquiror Common Stock in accordance with Section 3, and Acquiror shall, upon surrender by such shareholder of certificate or certificates representing shares of Target Common Stock, issue and deliver the number of shares of Acquiror Common Stock to which such shareholder would otherwise be entitled hereunder (which shares shall be deemed to be "Exchangeable Shares" for the purpose of this Agreement).

     5. Notwithstanding any other term or provision hereof, no fractional shares of Acquiror Common Stock shall be issued, but in lieu thereof each holder of Target Common Stock who would otherwise, but for rounding as provided herein, be entitled to receive a fraction of a share of Acquiror Common Stock shall receive from Acquiror an amount of cash equal to the product of (i) such fraction multiplied by the closing price of a share of Acquiror Common Stock on the date of the Effective Time of the Merger, as reported on the Nasdaq National Market. All certificates representing shares of Target Common Stock held by a single holder shall be aggregated prior to determining the number of fractional shares so that no Target shareholder shall receive cash in an amount greater than the value of one full share of Acquiror Common Stock.

     6. The conversion of Target Common Stock into Acquiror Common Stock as provided by this Merger Agreement shall occur automatically at the Effective Time of the Merger without action by the holders thereof. Each holder of Target Common Stock shall thereupon be entitled to receive his, her or its shares of Acquiror Common Stock in accordance with Section 3. Such shareholder shall receive certificates that represent the applicable number of shares of Acquiror Common Stock in accordance with the following procedures:



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          (a)  As soon as practicable after the Effective Time of the Merger,
Acquiror shall make available for exchange in accordance with Section 3, through such reasonable procedures as Acquiror may adopt, the Acquiror Common Stock issuable pursuant to Section 3 in exchange for outstanding shares of Target Common Stock.

          (b) Promptly after the Effective Time of the Merger, the Exchange Agent (as defined in Section 1.7 of the Agreement and Plan of Reorganization) shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Target Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates in exchange for Acquiror Common Stock. Upon surrender of a certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive in exchange therefor the number of shares of Acquiror Common Stock to which the holder of Target Common Stock is entitled pursuant to Section 3 hereof and is represented by the certificate so surrendered, along with a check representing the value of any fractional shares as defined pursuant to Section 5 hereof, less such number of shares to be deposited in an escrow fund on such holder's behalf pursuant to Article VIII of the Agreement and Plan of Reorganization. The certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time of the Merger, and subject to and in accordance with the provisions of Article VIII of the Agreement and Plan of Reorganization, Acquiror shall cause to be distributed to the Escrow Agent (as defined in Article VIII of the Agreement and Plan of Reorganization) a certificate or certificates representing ten percent (10%) of the product of
(i) the Exchange Ratio multiplied by (ii) the number of Exchangeable Shares less the number of Exchangeable Shares that are Dissenting Shares (the "Escrow Shares") of Acquiror Common Stock which shall be registered in the name of the holders of Certificates canceled pursuant to this Section 6(b), but held by the Escrow Agent in escrow. Such shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Article VIII of the Agreement and Plan of Reorganization. To the extent not used for such purposes, such shares shall be released, all as provided in Article VIII of the Agreement and Plan of Reorganization. In the event of a transfer of ownership of Target Common Stock which is not registered in the transfer records of Target, Acquiror Common Stock may be delivered to a transferee if the certificate representing such Target Common Stock is presented to Acquiror and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 6, each certificate shall be deemed at any time after the Effective Time of Merger to represent the right to receive upon such surrender such shares of the Acquiror Common Stock as provided by Section 3 and the provisions of applicable law.


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          (c)  No dividends on the Target Common Stock shall be paid to the holder of any unsurrendered certificate until the holder of record of such certificate shall surrender such certificate. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any certificate, there shall be delivered to the person entitled thereto, without interest, the amount of dividends theretofore paid with respect to the Target Common Stock so withheld as of any date subsequent to the Effective Time of the Merger and prior to such date of delivery.

          (d) The Acquiror Common Stock delivered upon the surrender for exchange of Target Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Target Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Target Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates are presented to Acquiror for any reason, they shall be canceled and exchanged as provided in this Section 6.

     7. At the Effective Time of the Merger, the separate existence of Merger Sub shall cease, and Target shall succeed, without other transfer, to all of the rights and properties of Merger Sub and shall be subject to all the debts and liabilities thereof in the same manner as if Target had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of Merger Sub shall be limited to the property affected thereby immediately prior to the Effective Time of the Merger.

     8. At the Effective Time of the Merger, each share of the Common Stock of Merger Sub that is outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of Common Stock of the Surviving Corporation and each share of capital stock of Target, including the Common Stock of the Surviving Corporation, owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     9. This Merger Agreement is intended as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, (the "Code") and to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     10.  The Amended and Restated Articles of Incorporation as set forth on
SCHEDULE 1 to this Agreement of Merger shall be the Amended and Restated Articles of Incorporation of Target as the Surviving Corporation after the Merger unless thereafter amended.

     11. (a) Notwithstanding the approval of this Merger Agreement by the shareholders of Target and Merger Sub, this Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by mutual agreement of the Boards of Directors of Acquiror, Target and Merger Sub.

          (b) Notwithstanding the approval of this Merger Agreement by the shareholders of Target and Merger Sub, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Reorganization shall be terminated as therein provided.


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          (c)  In the event of the termination of this Merger Agreement as provided above, this Merger Agreement shall forthwith become void and there shall be no liability on the part of Target, Acquiror or Merger Sub or their respective officers or directors, except as otherwise provided in the Agreement and Plan of Reorganization.

          (d) This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the shareholders of Target and Merger Sub, but, after such approval, no amendments shall be made which by law require the further approval of such shareholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.




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     IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.

                              FRACTAL ACQUISITION CORPORATION


                              By:   /s/ MARK ZIMMER
                                   -----------------------------------------
                                   Mark Zimmer,
                                   President and Chief Executive Officer


                              By:   /s/ CRAIG W. JOHNSON
                                   -----------------------------------------
                                   Craig W. Johnson, Secretary


                              FRACTAL DESIGN CORPORATION


                              By:   /s/ MARK ZIMMER
                                   -----------------------------------------
                                   Mark Zimmer,
                                   President and Chief Executive Officer

                              By:   /s/ CRAIG W. JOHNSON
                                   -----------------------------------------
                                   Craig W. Johnson, Secretary


                              RAY DREAM, INC.


                              By:   /s/ JOSEPH CONSUL
                                   -----------------------------------------
                                   Joseph Consul,
                                   Vice President Finance and
                                   Administration


                              By:   /s/ JOHN STOCKHOLM
                                   -----------------------------------------
                                   John Stockholm, Secretary




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                                   SCHEDULE 1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                 RAY DREAM, INC.

     ONE:  The name of the corporation is RAY DREAM, Inc.

     TWO: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THREE: The Corporation is authorized to issue One Thousand shares of Common Stock of one class.

     FOUR:     Section 1.  The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

               Section 2. The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law (as defined in Section 317(g) of the California Corporations Code or elsewhere).

               Section 3. Any repeal or modification of the foregoing provisions of this Article Four by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.